UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
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KIRKLAND’S, INC.
(Name of Registrant as Specified in its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KIRKLAND’S, INC.

Robert E. Alderson
Chief Executive Officer

May 4, 2007

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on June 4, 2007 at 1:00 p.m. Central Time at The Crescent Club, Memphis, Tennessee. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.

If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to our Investor Relations Department, Kirkland’s, Inc., 805 North Parkway, Jackson, Tennessee 38305, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.

I look forward to seeing you on June 4.

Sincerely,

Robert E. Alderson

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 4, 2007
1:00 p.m. Central Daylight Time
The Crescent Club
6075 Poplar Avenue, Suite 909
Memphis, Tennessee

May 4, 2007

Dear Shareholder:

You are invited to the Annual Meeting of Shareholders of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect two directors, Murray M. Spain and Ralph T. Parks, each for a term of three years;

•	Re-Approve the 2002 Equity Incentive Plan; and

•	Vote on any other business properly brought before the meeting.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

By order of the Board of Directors,

Lowell E. Pugh II
Vice President,
General Counsel and Secretary

IMPORTANT

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a stockholder who held Kirkland’s common stock as of the record date of the Annual Meeting.

Registration will begin at 12:30 p.m., Central Time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the stockholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

i

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

Our Board of Directors is soliciting proxies for use at our annual meeting of shareholders to be held on June 4, 2007 (the “Annual Meeting”) and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending February 3, 2007 (“fiscal 2006”) on or about May 4, 2007.

Agenda Items

The agenda for the Annual Meeting is to:

1. Elect two directors;

2. Re-approve the 2002 Equity Incentive Plan; and

3. Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 6, 2007. You will have one vote for each share of Common Stock. As of April 6, 2007 there were 19,634,439 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•	Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•	In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•	Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director and FOR the re-approval of the 2002 Equity Incentive Plan. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the Annual Meeting and are not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. It is our understanding that the re-approval of the 2002 Equity Incentive Plan is among the specified matters that banks and brokerage firms are prohibited from voting undirected shares. Accordingly, any shares for which the shareholder does not provide voting instructions with respect to the re-approval of the 2002 Equity Incentive Plan will not be voted on that proposal.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc. 805 N. Parkway Jackson, TN 38305 Attention:	Lowell E. Pugh II Vice President, General Counsel and Secretary

; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting. Other actions are approved if the votes cast in favor of the action exceed the votes cast opposing the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our charter or bylaws. Shares represented by proxies that withhold authority to vote for the election of directors will not be counted in the election of directors in favor of any nominee. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY AND “FOR” THE APPROVAL OF THE 2002 EQUITY INCENTIVE PLAN.

II. THE PROPOSALS TO BE VOTED ON

The First Proposal — Election of Directors

Our Board of Directors consists of three classes of directors, consisting of two classes of three directors and one class of two directors. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. Currently, there are eight incumbent directors, consisting of three in Class I whose terms will expire at the 2009 Annual Meeting, two in Class II whose terms will expire at the Annual Meeting, and three in Class III whose terms will expire at the 2008 Annual Meeting. The term for the two Class II directors to be elected at the Annual Meeting will expire at the 2010 Annual Meeting.

The nominees for director this year are Murray M. Spain and Ralph T. Parks. Information about the nominees, the continuing directors and the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote “FOR” the election of Murray M. Spain and Ralph T. Parks to the Board of Directors.

The Second Proposal — Re-Approval of the 2002 Equity Incentive Plan

Background

Our 2002 Equity Incentive Plan (the “2002 Plan”) was originally approved by our Board of Directors on April 17, 2002 and by our shareholders on May 24, 2002, prior to the time that we became a publicly held company. This proposal seeks the re-approval of the 2002 Plan by shareholders to permit future grants of stock options or stock appreciation rights under the 2002 Plan to qualify for exemption from the deduction limitation of Section 162(m) of the Code (“Section 162(m)”).

Section 162(m) limits the federal income tax deductions a publicly held company can claim in any year for compensation in excess of $1,000,000 paid to any of its “covered employees.” For this purpose, “covered employee” generally means a company’s chief executive officer and its next four most highly paid officers.

Stock options and stock appreciation rights with an exercise price not less than the fair market value of the subject shares on the date of grant and that are granted by a committee comprised solely of two or more

“outside directors” under a shareholder approved plan are generally exempt from the $1,000,000 per executive, per year limit.

Because the pre-IPO shareholder approval of the 2002 Plan does not satisfy the shareholder approval requirement referenced above, we have relied on an IRS transition rule to exempt our past stock option grants from the Section 162(m) limitation. That special transition rule is no longer available to us and, therefore, we require your approval of the 2002 Plan at this time.

If this proposal is not approved, the 2002 Plan will remain in effect, but we will not grant any stock options or stock appreciation rights under the 2002 Plan to any of our covered employees (as defined in Section 162(m)). However, whether or not the proposal is approved, we may grant other forms of equity incentives to our covered employees under the 2002 Plan and may pay other forms of compensation to those covered employees.

Vote Required and Effective Time

To re-approve the 2002 Plan, a quorum must be present, in person or represented by proxy, at the Annual Meeting of Shareholders and a majority of the votes cast by all shareholders entitled to vote thereon must vote “FOR” approval of the 2002 Plan. If the 2002 Plan is approved, such approval will be effective immediately.

Reasons for Shareholder Approval

The Board of Directors seeks shareholder re-approval of the 2002 Plan in order to preserve our ability to grant stock options and stock appreciation rights exempt from the deduction limitations of Section 162(m), as described above.

Board Recommendation

The Board of Directors believes that the re-approval of the 2002 Plan is necessary to enable us to (i) provide competitive compensation to our executive officers and thereby attract and retain the most qualified personnel; and (ii) link executive compensation to the performance of our stock and thereby encourage the creation of shareholder value. Accordingly, the Board of Directors recommends that you vote “FOR” the re-approval of the 2002 Plan.

Description of the Plan

The following is a summary of the principal features of the 2002 Plan. This summary does not purport to be a complete description of all the provisions of the 2002 Plan. It is qualified in its entirety by reference to the full text of the 2002 Plan, which has been filed with the Securities and Exchange Commission (the “SEC”) and is available for download at www.sec.gov. Any stockholder who wishes to obtain a copy of the 2002 Plan may also do so by submitting a request for such copy to Kirkland’s, Inc., Attn: Corporate Secretary, 805 North Parkway, Jackson, Tennessee 38305.

Administration.  The 2002 Plan may be administered by our Board of Directors or by a committee of two or more non-employee directors appointed by our Board of Directors. For the remainder of this discussion, the body that administers the 2002 Plan is referred to as the “Plan Administrator.”

The Plan Administrator interprets the 2002 Plan, selects grantees and determines the terms of each award granted under the 2002 Plan (each “Award”), including (without limitation) vesting terms, exercise prices for stock options and post-termination exercise periods for stock options and stock appreciation rights.

There are no predetermined formulas or other specific criteria required to be used to determine the grantees and terms of Awards. However, in the past, Awards have been issued after consideration of the grantee’s position and responsibilities, the value of the grantee’s services to us, the grantee’s past and potential future contribution to our success, the period the grantee is expected to remain in service with us and such other factors as the Plan Administrator then deemed relevant, in its discretion.

A. Shares Subject to the Plan.  The maximum number of shares of our common stock that may be issued in respect of Awards is 2,500,000. Awards are presently outstanding for 989,583 shares under the 2002 Plan and 1,510,417 shares are available for additional Awards. No Participant will receive stock options or stock appreciation rights under the 2002 Plan with respect to more than 500,000 shares of our common stock in any calendar year.

B. In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction, equitable adjustments will be made to the number of shares reserved for issuance under the 2002 Plan, to the limit on the number of shares that may be subject to stock options or stock appreciation rights granted to a single person in any calendar year and to the number, kind and price of shares subject to outstanding Awards.

C. Shares subject to forfeited, cancelled or expired Awards become available for grant again under the 2002 Plan. In addition, shares surrendered in payment of the exercise price or withholding obligation associated with an Award become available for grant again under the 2002 Plan.

As of April 30, 2007, the closing price of our common stock on the Nasdaq Global Market was $4.85.

Types of Awards and Eligibility.  The 2002 Plan allows the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to be made to employees, directors, consultants and other individuals who perform services for us or our subsidiaries.

Stock Options.  The 2002 Plan permits us to grant both incentive and non-qualified stock options. The exercise price of a stock option granted under the 2002 Plan may be paid in cash or by such other means as the Plan Administrator may accept. No stock option issued under the 2002 Plan may have a term longer than ten years and, except upon death (or unless otherwise specified by the Plan Administrator) no stock option issued under the 2002 Plan may be transferred.

Stock Appreciation Rights.  Participants may also receive Awards of stock appreciation rights, either alone or in tandem with a stock option. A stock appreciation right entitles the grantee to receive a payment from us upon exercise, either in cash or shares of our common stock, equal to the excess of the fair market value of our common stock on the date of exercise over the fair market value of our common stock on the date of grant. Unless otherwise specified by the Plan Administrator, stock appreciation rights granted under the 2002 Plan have a term of 10 years. Except upon death (or unless otherwise specified by the Plan Administrator) no stock appreciation right issued under the 2002 Plan may be transferred.

Restricted Stock.  We may also grant restricted stock under the 2002 Plan. Until vested, shares of restricted stock may not be sold or otherwise transferred. Unless otherwise determined by the Plan Administrator, an award of restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon.

Restricted Stock Units.  The 2002 Plan also provides for the grant of restricted stock units. A restricted stock unit entitles the grantee to a share of our common stock (or the value of a share of our common stock paid in cash) at end of a specified period, provided any applicable vesting conditions are satisfied in the meantime. Unless and until shares are distributed in settlement of restricted stock units, restricted stock units carry no voting or dividend rights or other rights associated with stock ownership.

Change in Control.  Upon or in anticipation of a change in control, the Plan Administrator may take any of the following actions without the consent of the affected participant(s): (i) accelerate the vesting of any Award; (ii) cancel any stock option in exchange for a stock option to purchase common stock of a successor corporation; (iii) exchange restricted stock for cash or other substitute consideration; or (iv) cancel any stock option or stock appreciation right in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of shares of our common stock subject to that stock option or stock appreciation right, multiplied by (B) the difference, if any, between the fair market value per share of our common stock on the date of the change in control and the exercise price of that stock option or stock appreciation right.

As used in the 2002 Plan, a “change in control” means generally (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by our shareholders, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our then outstanding capital stock to one or more persons, (ii) the sale of substantially all our assets, or (iii) our liquidation or dissolution.

Amendment and Termination of the 2002 Plan.  No amendment to the 2002 Plan that would increase the number of shares available for issuance under the 2002 Plan (other than to reflect a recapitalization, reorganization, merger, stock split, stock dividend or other similar event or transaction) or that would expand the class of eligible participants will be made without the approval of our shareholders. Except as otherwise provided above, or as may otherwise be limited by law, regulation or stock exchange rule, our Board of Directors may amend, alter or discontinue the 2002 Plan at any time.

The 2002 Plan will continue in effect until terminated, provided that no incentive stock options will be granted under the 2002 Plan after the 10th anniversary of the latest approval or re-approval of the plan by our shareholders.

Federal Income Tax Consequences under the 2002 Plan

Set forth below is a general description of the federal income tax consequences relating to grants made under the 2002 Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

The Plan is not intended to meet the qualification requirements of Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Non-Qualified Stock Options.  There are no federal income tax consequences to grantees or to us upon the grant of a non-qualified stock option. Upon the exercise of non-qualified stock options, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the non-qualified stock options and we will generally be entitled to a corresponding federal income tax deduction.

Incentive Stock Options.  Grantees will not be subject to federal income taxation upon the grant or exercise of incentive stock options. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an incentive stock option that does not occur within one year after the exercise or within two years after the grant of the incentive stock option generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option exercise price and we will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the incentive stock option or within two years from the date of grant (a “disqualifying disposition”), the grantee generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. We generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the grantee.

Stock Appreciation Rights.  The grantee will not recognize any income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the grantee will recognize ordinary income equal to the value of the cash or stock received upon such exercise, and we will be entitled to a corresponding deduction.

Restricted Stock.  A grantee normally will not recognize taxable income upon the award of a restricted stock grant, and we will not be entitled to a deduction, until the earlier of the time that such stock is transferable by the grantee or is no longer subject to a substantial risk of forfeiture. When the common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary income equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any. We will be entitled to a deduction in the same amount.

A grantee may, however, elect to recognize ordinary income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of the shares on the date of grant, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In that case, we will be entitled to a congruent deduction in the same year, and any gain or loss recognized by the grantee upon a subsequent disposition of the shares will be capital gain or loss. If, after making the election, the restricted stock is forfeited, the grantee will not be entitled to any tax deduction or refund.

Restricted Stock Units.  A grantee of restricted stock units will not recognize any taxable income at the time of grant. Upon distribution of shares or cash in respect of a restricted stock unit, the fair market value of those shares or the amount of that cash, as applicable will be taxable to the grantee as ordinary income and we will be entitled to a congruent deduction.

New Plan Benefits

Awards may be made from time to time at the discretion of the Plan Administrator, and we anticipate Awards being granted (subject to approval of this proposal) at a Board meeting on or prior to the date of the Annual Meeting. However, the number of shares and other terms of those grants, as well as any other future grants, have not yet been determined. Therefore, the future benefits to any eligible grantee under the 2002 Plan cannot currently be determined. Information regarding our recent equity compensation practices is presented below, under the heading “Executive Compensation.”

Equity Compensation Plan Information

The following table provides information regarding the number of securities already issued and those remaining available for issuance under our equity compensation plans as of February 3, 2007.

	(a)	(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	951,139	$7.88	1,857,280
Equity compensation plans not approved by security holders	NA	NA	NA
Total	951,139	$7.88	1,857,280

III.  BOARD OF DIRECTORS

Nominees for Director

Class II — Term Expiring in 2010

Murray M. Spain

Principal Occupation:  President and co-founder of World Wide Basics, an importer of general merchandise.

Age:  63

Director Since:  2001

In September 2000, Mr. Spain co-founded World Wide Basics, an importer of general merchandise, and has served as its President since inception. Prior to this, he was the co-founder of Dollar Express, Inc. and acted as its President and Chief Operating Officer from its inception in 1961 until May 2000, when Dollar Express merged with Dollar Tree Stores, Inc. At that time, Dollar Express was a chain of 126 retail stores in five states.

Ralph T. Parks

Principal Occupation:   President of RT Parks, Inc., a retailer of New Balance® footwear and apparel.

Age:   61

Director Since:   2004

Mr. Parks retired in 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction, USA, an athletic footwear and apparel retailer. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the Board of Directors of Hibbett Sporting Goods, Inc.

Directors Continuing in Office

Class I — Term Expiring in 2009

Steven J. Collins

Principal Occupation :  Partner of Advent International, a private equity investment firm.

Age:   38

Director Since:   2004

Mr. Collins has been a director of Kirkland’s, Inc. since November 2004. Mr. Collins is currently a Partner of Advent International, one of our principal shareholders. Mr. Collins joined Advent in 2000 and has been a principal of the firm since 2006. Mr. Collins was at Harvard Business School from 1998 to 2000, where he earned an MBA. Before earning his MBA, Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and its Treasurer from January 1998 to December 1998. Before joining Kirkland’s, Mr. Collins was an Associate at Advent International from 1995 to 1997.

R. Wilson Orr, III

Principal Occupation:   Chairman of the Board of Kirkland’s; General Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s.

Age:   44

Director Since:   1996

Mr. Orr has been Chairman of our Board of Directors since March 2006. Since 1993, Mr. Orr has been a general partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s. He joined SSM Corporation in 1988 as a Vice President. From 1984 to 1988, he worked in corporate lending at Chemical Bank.

Gabriel Gomez

Principal Occupation:   Principal of Advent International, a private equity investment firm.

Age:   41

Mr. Gomez has served as a director of Kirkland’s, Inc. since June 2006. Since 2004, Mr. Gomez has been a Principal with Advent International, one of our principal shareholders. Before joining Advent, he spent three years with the private equity firm Summit Partners and four years with the investment bank Bowles Hollowell Connor. Prior to that, Mr. Gomez served over eight years in the U.S. Navy as a Navy SEAL Commander and as a Navy Pilot. He received a B.S. in Systems Engineering from the U.S. Naval Academy in 1987 and an M.B.A. from Harvard Business School in 1997.

Class III — Term Expiring in 2008

Robert E. Alderson

Principal Occupation:   Chief Executive Officer of Kirkland’s

Age:   60

Director Since:   1986

Mr. Alderson has been a Director of Kirkland’s since September 1986 and has been Chief Executive Officer of Kirkland’s since February 2006. He served as President of Kirkland’s from February 2006 to March 2006 and as President from November 1997 to May 2005 and Chief Executive Officer from March 2001 to May 2005. He also served as Chief Operating Officer of Kirkland’s from November 1997 through March 2001 and as Senior Vice President of Kirkland’s since joining in 1986 through November 1997. He also served as Chief Administrative Officer of Kirkland’s from 1986 to 1997. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson.

Carl Kirkland

Principal Occupation:   Retired Founder of Kirkland’s, Inc.

Age:  66

Director Since:   1966

Mr. Kirkland has served as a director of the Company since he co-founded Kirkland’s in 1966 and he served as Chief Executive Officer from 1966 through March 2001 and President from 1966 through November 1997. Mr. Kirkland also served as Chairman of the Board from June 1996 to November 2004. He has over 30 years of experience in the retail industry. Mr. Kirkland also serves on the Board of Directors of Hibbett Sporting Goods, Inc.

David M. Mussafer

Principal Occupation:   Managing Director of Advent International, a private equity investment firm.

Age:   43

Director Since:   1996

Mr. Mussafer has been a Director of Kirkland’s since June 1996. Mr. Mussafer is currently a Managing Director of Advent International, one of our principal shareholders, and is responsible for Advent’s North American private equity operations. Mr. Mussafer joined Advent in 1991 and has been a principal of the firm since 1993. Prior to joining Advent, Mr. Mussafer worked in corporate lending at Chemical Bank from 1985 to 1988.

IV.  INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings

During fiscal 2006, the Board of Directors held 9 regular and special meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served other than Mr. Gomez, who was elected to the Board in June 2006. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. Three members of the Board of Directors attended the 2006 annual meeting of shareholders.

Independence

Consistent with the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that a majority of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards. The Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Shareholder Communications

The Board of Directors provides a process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Kirkland’s, Inc., 805 N. Parkway, Jackson, TN 38305. The Company will forward all mail received at the Company’s corporate office that is addressed to the Board of Directors or any member of the Board. On a periodic basis, all such communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or the specific Board member to whom the communications are addressed.

Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Audit Committee, among other things, are to:

•	Review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board for consideration and approval;

•	review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;

•	obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;

•	adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review and approve any transactions between the Company and related parties.

Members:  Mr. Orr (Chairman), Mr. Parks, and Mr. Spain. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the Securities and Exchange Commission (the “SEC”).

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flow. As the Board of Directors believes that the current members of the Audit

Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

Number of Meetings in fiscal 2006:  10

Compensation Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers as well as producing an annual report for inclusion in our Proxy Statement. The principal duties of the Compensation Committee, among other things, are to:

•	Review and recommend to the Board the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;

•	review and recommend to the Board new executive compensation programs;

•	establish and periodically review policies for the administration of executive compensation programs;

•	review and recommend to the Board the terms of any employment agreement executed by the Company with an executive officer of the Company;

•	review and recommend to the Board the appropriate structure and amount of compensation for the Directors;

•	review and approve material changes in the Company’s employee benefit plans; and

•	where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.

Members:  Mr. Collins (Chairman), Mr. Spain and Mr. Orr. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2006:  2

Governance and Nominating Committee

The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•	Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership;

•	identify and recommend potential candidates for election or re-election to the Board;

•	implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and

•	review and recommend to the Board the appropriate structure of Board committees, committee assignments and the position of chairman of each committee.

Members:  Mr. Parks (Chairman), Mr. Mussafer, Mr. Orr and Mr. Spain. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 31 under the heading “Shareholder Proposals for the 2008 Annual Meeting.” The Governance and Nominating Committee applies the same criteria to nominees recommended by shareholders as discussed above.

Number of Meetings in fiscal 2006:  5

Board of Directors Compensation

Retainer and Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.

Retainer and Fees for Non-employee Directors

Cash Compensation.  Each director who is not also one of our employees is paid an annual retainer of $20,000, as well as $1,000 for each board meeting attended in person. In addition to the foregoing retainer and meeting fees, our non-employee Chairman of the Board is entitled to receive an additional annual retainer of $30,000.

Equity Compensation.  Each non-employee director receives an annual grant of a fully-vested, non-qualified stock option to purchase 5,000 shares of Common Stock. In addition, our non-employee Chairman of the Board received a one-time grant of a fully-vested, non-qualified stock option to purchase 10,000 shares of Common Stock upon his initial election as Chairman. The exercise price of each grant equals the fair market value of Common Stock on the grant date and will be exercisable up to 10 years from the date granted.

Board Committees.  Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $2,000 and the Chairman of the Audit Committee is paid an additional annual retainer of $2,500. Each non-employee director who is a member of our Compensation Committee is paid an annual retainer of $1,000 and the Chairman of the Compensation Committee is paid an additional annual retainer of $1,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $500 and the Chairman of the Governance and Nominating Committee is paid an additional retainer of $500. Each non-employee director who is a member of the Audit Committee and the Compensation Committee also receives an additional $500 for each committee meeting attended in person.

Director Compensation Table

The following table provides information about all compensation earned in Fiscal 2006 by the individuals who served on our Board of Directors during Fiscal 2006:

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

Murray M. Spain	$31,000	$14,050	$45,050
Ralph T. Parks	29,500	14,050	43,550
Steven J. Collins	24,500	14,050	38,550
R. Wilson Orr, III	56,000	45,550	101,550
Gabriel Gomez	14,333	14,050	28,383
Robert E. Alderson	—	—	—
Carl Kirkland(2)	15,333	14,050	29,383
David M. Mussafer	26,500	14,050	40,550

(1)	As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 5,000 options on June 5, 2006 that were immediately exercisable. The options expire 10 years from the date of the grant. Upon being elected to Chairman of the Board of Directors, Mr. Orr received an additional grant of 10,000 options. These options were immediately exercisable on the date of grant and expire 10 years from the date of grant. Option awards consist of options to purchase Common Stock of the Company and are valued pursuant to the provisions of SFAS No. 123R using the Black-Scholes option valuation model. Because the award was immediately vested at the grant date, the expense recognized in fiscal 2006, as shown above, was in fact equal to the grant date fair value.

(2)	In May 2006, the Board of Directors approved a letter agreement with Mr. Kirkland providing for group health benefits until age 72. The present value of these payments was determined to be $39,682 and was provided in respect of his former service as founder of the Company. This amount is not included in the table above.

V.  SECURITY OWNERSHIP OF KIRKLAND’S

Ownership of Management and Certain Beneficial Owners

The following table shows, as of April 6, 2007, the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors and Company nominees for director;

•	each of our current and former executive officers listed in the Summary Compensation Table on page 23 below; and

•	all of our current directors and executive officers as a group.

	Shares Beneficially Owned
Name	Number	Percent

Advent International Group(1)	6,306,407	32.1%
75 State Street
Boston, MA 02109
Endowment Capital(2)	2,828,294	14.4%
1105 North Market Street, 15th floor
Wilmington, DE 19801
Vardon Capital(3)	1,858,975	9.5%
120 West 45th Street, 17th floor,
New York, NY 10036
Robert Walker(4)	1,401,865	7.1%
c/o Kirkland’s, Inc.
805 N. Parkway
Jackson, TN 38305
Robert E. Alderson(5)	767,881	3.9%
Catherine A. David	16,550	*
W. Michael Madden(6)	27,078	*
Jack E. Lewis	—	*
Reynolds C. Faulkner(7)	197,682	1.0%
Dwayne F. Cochran	—	*
Steven J. Collins(8)	6,331,553	32.2%
Carl Kirkland(9)	1,438,566	7.3%
David M. Mussafer(10)	6,331,407	32.2%
c/o Advent International Corporation
75 State Street
Boston, MA 02109
R. Wilson Orr, III(11)	45,614	*
Ralph T. Parks(12)	12,500	*
Murray M. Spain(13)	30,000	*
Gabriel Gomez(14)	5,000	*
All executive officers and directors as a	8,699,842	43.6%
group (10 persons) (15)

*	Less than one percent of class

(1)	Includes 4,637,770 shares of Common Stock held by Global Private Equity Group II Limited Partnership, 1,509,589 shares of Common Stock held by Advent Direct Investment Program Limited Partnership and 159,048 shares of Common Stock held by Advent Partners Limited Partnership (collectively, the “Advent Funds”). David M. Mussafer, one of our directors, is an affiliate of each of these partnerships.

(2)	Information with respect to beneficial ownership is based on a Schedule 13D filed with the SEC on January 8, 2007.

(3)	Information with respect to beneficial ownership is based on a Schedule 13D/A filed with the SEC on March 19, 2007.

(4)	Robert Walker is the trustee of the three grantor retained annuity trusts for the benefit of Carl Kirkland’s family members, and as a result, Mr. Walker may be deemed to beneficially own the shares held by the trusts. Mr. Walker disclaims beneficial ownership of these shares.

(5)	Includes options to purchase 154,122 shares of Common Stock held by Mr. Alderson.

(6)	Includes options to purchase 24,996 shares of Common Stock held by Mr. Madden.

(7)	Includes 197,682 shares of Common Stock held jointly with Mr. Faulkner’s wife.

(8)	Includes options to purchase 12,500 shares of Common Stock held by Mr. Collins. In its capacity as the manager of funds affiliated with Advent International Group, Advent International Corporation exercises sole voting and investment power with respect to the 6,306,407 shares of Common Stock beneficially owned by the Advent Funds and, accordingly, Advent International Group may be deemed to beneficially own such shares. As a result, Mr. Collins, one of our directors and a Managing Director of Advent International Corporation, may be deemed to beneficially own these shares. Mr. Collins disclaims beneficial ownership of all shares held by the Advent Funds other than any that may be indirectly beneficially owned by Mr. Collins.

(9)	Includes 110,186 shares of Common Stock held in trusts in which Mr. Kirkland is the trustee. Mr. Kirkland disclaims beneficial ownership of these shares. Includes options to purchase 5,000 shares of Common Stock held by Mr. Kirkland.

(10)	Includes options to purchase 25,000 shares of Common Stock held by Mr. Mussafer. In its capacity as the manager of funds affiliated with Advent International Group, Advent International Corporation exercises sole voting and investment power with respect to the 6,306,407 shares of Common Stock beneficially owned by the Advent Funds and, accordingly, Advent International Group may be deemed to beneficially own such shares. As a result, Mr. Mussafer, one of our directors and a Managing Director of Advent International Corporation, may be deemed to beneficially own these shares. Mr. Mussafer disclaims beneficial ownership of all shares held by the Advent Funds other than any that may be indirectly beneficially owned by Mr. Mussafer.

(11)	Includes options to purchase 35,000 shares of Common Stock held by Mr. Orr. Mr. Orr may be deemed to beneficially own 883 shares of Common Stock held by SSM Corporation. Mr. Orr, one of our directors, is a principal of SSM Corporation.

(12)	Includes options to purchase 12,500 shares of Common Stock held by Mr. Parks.

(13)	Includes options to purchase 25,000 shares of Common Stock held by Mr. Spain.

(14)	Includes options to purchase 5,000 shares of Common Stock held by Mr. Gomez.

(15)	Includes options to purchase 299,086 shares of Common Stock.

VI.  EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

Except as described below, no member of the Compensation Committee has ever served as an officer or employee of Kirkland’s. From January 1997 to February 1998, Steven J. Collins served as our Chief Financial Officer.

Compensation Discussion and Analysis (CD&A)

Overview

The Compensation Committee of the Board of Directors currently consists of Steven J. Collins (Chairman), Murray M. Spain and R. Wilson Orr, III. During the fiscal year ended February 3, 2007, the Compensation Committee held 2 meetings. During the course of fiscal 2006, the Compensation Committee took the following significant actions:

•	Discussed, approved and recommended to the Board the base salary and bonus packages of our named executive officers;

•	discussed and approved payouts related to fiscal 2005 from the Company’s incentive bonus plan;

•	discussed, approved and recommended to the Board a supplemental bonus to the Company’s former Chief Financial Officer, Mr. Faulkner;

•	established bonus payout levels and targets for all named executive officers for fiscal 2006;

•	approved the grant of 275,000 non-qualified stock options for a group of management employees (including certain named executive officers);

•	approved equity grants totaling 55,000 options to new senior management hires during fiscal 2006;

•	approved the terms of an employment arrangement with our President and Chief Operating Officer, which included base salary, bonus, and equity incentives; and

•	approved an arrangement with our Chief Executive Officer providing for severance and health benefits continuation in the event of his separation of employment.

Compensation Consultant

In prior years, the Compensation Committee had surveyed retail companies of similar size in terms of sales volume and general compensation philosophy in order to determine the adequacy and appropriateness of compensation to executives. During fiscal 2006, the compensation committee engaged Mercer Human Resource Consulting, an objective compensation consultant, to evaluate the competitiveness of the Company’s executive compensation program. The scope of the engagement included:

•	Competitive analysis of total direct compensation, including base salary, annual incentives and long-term incentives;

•	review of the recent business performance of the Company and its peers and an assessment of the alignment of executive pay and company performance; and

•	review of existing annual and long-term equity incentive programs and comparison against peer group norms and “best practice” standards.

The consultant used published survey information for the retail industry to obtain data for the competitiveness study. The consultant also obtained direct peer data from proxy filings for the top named executive officers. Both of these data sources were used to compile a peer group of Genesco, Inc., Haverty’s Furniture, Party City Corp., Hancock Fabrics, Inc., Wilson’s Leather Experts, Inc., Hibbett Sporting Goods, Inc., Jos. A. Bank Clothiers, Inc., Casual Male Retail Group, Inc., Chattem, Inc., Ethan Allen Interiors, Inc., Cost Plus, Inc., Bombay Company, Inc., Restoration Hardware, Inc., and A.C. Moore Arts and Crafts, Inc.

The consultant prepared a summary report documenting all findings and observations. The Compensation Committee and management reviewed and analyzed the findings of the consultant and certain of the consultant’s recommendations were implemented as part of our compensation philosophy. As a result of the engagement, we (i) made adjustments to certain senior management base salaries to ensure competitiveness and aid retention efforts, (ii) adjusted the annual cash incentive plan for senior management to be more heavily-weighted to overall company performance, and (iii) implemented an annual process for the granting of stock options or other equity incentives to senior management.

The compensation consultant received a fee for its work performed in early fiscal 2006. The Committee believes that the detailed review performed by the consultant provides ample data to sustain its knowledge in making executive compensation decisions for the next few years. As such, the Committee does not envision engaging the consultant for a detailed annual review. The Committee reserves the right to engage the consultant on an “as-needed” basis to help with issues related to executive compensation.

Role of Executives in Establishing Compensation

The Compensation Committee approves and recommends to the Board all compensation and equity awards to named executive officers, including the Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer. The Compensation Committee reviews the performance of the Chief Executive Officer through internal committee discussions and the appropriate level of discussion with the executive, and determines the appropriate level of compensation on an annual basis. For the remaining named executive officers and other members of senior management, the Chief Executive Officer annually reviews the performance of each individual with the Compensation Committee and makes recommendations to the Compensation Committee as to their respective levels of compensation. The Compensation Committee considers these recommendations in determining the level of compensation for the named executive officers. With respect to the grant of equity compensation to employees that are not named executive officers, the Compensation Committee generally approves awards based upon recommendations from the Chief Executive Officer.

Our executives generally attend Compensation Committee meetings and provide assistance in gathering data and information designed to support the decision-making process of the Compensation Committee. The Compensation Committee also regularly holds executive sessions outside the presence of management.

Compensation Philosophy

The philosophy of our compensation program is centered on the attraction and retention of key retail executives. Compensation packages must be attractive enough to compete nationally for retail talent. Once executives have joined the company, we believe that our compensation programs must provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness. These objectives align with our overall goal of maximizing our long-term financial results and shareholder value. With our compensation policies, we have attempted to maintain a balance between short-term and long-term incentives as well as the emphasis on overall company performance. This philosophy is reviewed regularly through committee discussion and reaction to the company’s business performance.

We are still in the “growth” stage of our company’s life cycle, and we have taken an approach to compensation that is aligned with this characterization. Base salaries approach the market median, annual cash incentive programs reward executives primarily for overall company performance, and equity incentives reflect an emphasis on stock ownership as an important part of our overall compensation package. Executive pay is structured to consist of the following components:

•	Salary;

•	Cash bonuses;

•	Equity awards; and

•	Certain other compensation and benefits.

The Committee believes that a significant portion of total compensation for our executives should be allocated to equity incentives that reward the individual on their contribution to the achievement of company targets that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving company performance goals and individual goals that greatly contribute to increasing the value of the company.

Base Salary

The Compensation Committee strives to ensure that the base salary of company executives and senior management is at or approaching the market median for each position. In some cases, our senior positions are higher than the 50th percentile, and in some cases certain positions are lower than the 50th percentile depending upon individual performance, maturity, and long-term potential as determined by the Compensation Committee. Using our compensation consultant, we benchmarked base salaries with our peers to ensure that we remain competitive. We have reacted to that benchmarking by adjusting base salaries as appropriate. These adjustments were limited to select senior management positions (none of which were named executive officers), and the magnitude of the adjustments was not significant. The base salary levels for our named executive officers are based upon individual performance and responsibility, as well as the peer data described above. Based upon the compensation review of peer data, the base salary levels approved by the Compensation Committee for named executive officers are at or slightly below the average salary levels of the peer group while the average salary levels for other members of senior management are at or slightly above the average salary levels of the peer group.

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program has been designed to provide a short-term incentive to our executives based upon pre-determined performance goals for the company and each individual executive. The Compensation Committee determines the amount of the target bonus annually for each executive expressed as a percentage of base salary. Depending on the individual executive, the target bonus amount for our named executive officers ranges from 50% to 100% of base salary and includes company performance targets as well as individual performance targets. For fiscal 2006, the bonuses for our named executive officers were based entirely on company performance. Please refer to the Summary Compensation Table and related narrative discussion for each named executive officer.

For fiscal 2006, the bonus potential for the named executive officers ranged from 50% of base salary to 100% of base salary. These bonus targets were determined by the Compensation Committee with reference to our review of the peer group performed by our compensation consultant. Company performance goals are based upon net income targets, expressed in terms of earnings per share (EPS), as determined through our annual budgeting process. The annual budget is approved by the Board of Directors prior to the beginning of the fiscal year. The company performance goal is structured such that a certain level of payout is attained upon reaching 85% of the company performance target. Conversely, if we attain greater than 100% of the company performance target, payouts can result in executive bonuses higher than the specified bonus potential. This tiered structure applies to all participants in the bonus plan, not just executive officers.

Under this tiered plan, no bonuses would be paid at less than 85% achievement of the company performance target, full bonuses would be paid at 100% achievement, and the bonus opportunity would be increased on a straight-line basis between 85% and 100% achievement. For every point of achievement in excess of 100%, an additional 2% of bonus opportunity would be earned, up to a maximum of 150% target bonus opportunity.

Calculation of the company performance bonus earned by each executive was based on the final audited financial statements. For fiscal 2006, it was determined that the company performance fell below the 85% threshold of our EPS target; therefore, no bonus amounts were paid out relative to the company performance target. The Committee does reserve the right to adjust the company performance target after it has been established; however, it has not done so during the last three fiscal years.

For fiscal 2006, the performance-based bonus potential for our Chief Executive Officer (Mr. Alderson), our President and Chief Operating Officer (Ms. David) and our Chief Financial Officer (Mr. Madden) was based entirely on company performance (EPS target). The Compensation Committee reserves the right to include individual performance goals for each named executive as a portion of their bonus structure, and adjust or waive such individual performance goals as deemed necessary. The Compensation Committee may also award discretionary bonuses from time to time to recognize significant achievements and service to the Company. The $100,000 signing bonus and the guaranteed bonus of $200,000 granted to Ms. David were part of the letter agreement specifying her terms of employment. These incentives were provided to attract her to the Company and offer a competitive employment proposal. During April of 2007, the Compensation Committee recommended to the Board, and the Board approved discretionary bonuses in the amount of $75,000 each to Mr. Alderson and Mr. Madden in recognition of their service to the Company during fiscal 2006.

Stock Options and Equity Awards

Substantially all of the equity compensation that has been awarded in the past consisted of stock options. Given our “growth” life cycle stage, this form of equity compensation provides the greatest amount of leverage in aligning long-term compensation with shareholder value. We also benefited from the favorable accounting treatment afforded to stock options prior to the adoption of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). The adoption of SFAS 123R removes the favorable treatment previously afforded to stock options and levels the playing field with respect to other forms of stock compensation. The Compensation Committee continues to believe that stock options provide the greatest form of incentive to the executive given the current position of the business with regard to performance and the stage in the Company’s life cycle. However, the Compensation Committee is evaluating different forms of stock compensation to compliment stock options, reward value creation and pursue other objectives.

In prior years, the granting of equity-based compensation was not an annual event but rather done on a periodic basis at the direction of the Compensation Committee. In response to the recommendations of our compensation consultant, the Compensation Committee adopted an annual grant process to improve the competitiveness of executive compensation and bring us more in line with our peer group. Equity awards are now granted on an annual basis and upon the hiring of selected senior positions. Special circumstances may dictate an equity award grant on a one-time basis other than in connection with a new hire, but these situations are rare. There were no such special circumstances and related equity grants in fiscal 2006. The exercise price of each equity award is based on the closing price of our common stock on the date of the grant (if not a business day, the immediately preceding business day) as defined under our 2002 Equity Incentive Plan. The annual grant to employees is made each May at our regularly scheduled Compensation Committee meeting. For newly hired employees receiving equity awards, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our common stock on such date.

Employment Arrangements and Post-Employment Compensation and Benefits

We do not maintain a general severance plan, and except as otherwise discussed in this section, there are no provisions for severance or change of control payments for our named executive officers. Our 2002 Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. The Board of Directors may, in its sole discretion, cause all outstanding options to become fully-vested and immediately exercisable and all restricted stock to become non-forfeitable in the event of a change in control. The provisions of our 2002 Equity Incentive Plan are the same for all employees, with no additional benefits for executive officers. Except as otherwise discussed in this section, there are no change of control vesting acceleration provisions included with any of our stock compensation grants and any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits entitled to our executive officers are set forth below.

Robert E. Alderson, Chief Executive Officer

In May of 2006, the Compensation Committee approved a letter agreement with our Chief Executive Officer, Mr. Alderson, providing for certain severance benefits upon his separation from service with us. Pursuant to this agreement, upon his separation from the Company for any reason, Mr. Alderson will receive a single sum payment equal to the discounted present value of 24 monthly payments equal to 1/12 of his then-annual base salary. Additionally, the agreement provides for the continuation of group health benefits through COBRA or otherwise through the Company until the age of 72. The value of these benefits is reflected in the Summary Compensation Table, the All Other Compensation Table, and the Non-Qualified Deferred Compensation Table included elsewhere in this proxy statement. The payment of such benefits is subject to Mr. Alderson providing the Company with a general release of claims in a form reasonably prescribed by the Company.

These entitlements are substantially the same as the benefits that would have been payable to Mr. Alderson under the terms of his employment agreement with us, as in effect prior to the execution of the letter agreement. For a limited period following our employment of Mr. Lewis as our Chief Executive Officer, Mr. Alderson had the right to resign and receive these benefits under the “good reason” severance provisions of his agreement. Our Board of Directors, however, wished to encourage Mr. Alderson to remain employed by us. Therefore, to eliminate the incentive to resign under those circumstances, and to thereby induce Mr. Alderson to remain employed by us and resume service as our Chief Executive Officer, our Board of Directors agreed to guarantee that these benefits would be paid to Mr. Alderson upon any future cessation of his employment, regardless of the reason for that cessation.

Assuming one of the following events occurred on February 3, 2007, Mr. Alderson’s payments and benefits have an estimated value of:

		Supplemental
	Guaranteed	Executive			Value of Option	Company Provided
	Severance	Retirement Plan	Welfare Benefit		Subject to	Life Insurance
Type of Separation	Benefit	Benefit	Continuation		Acceleration	Proceeds

Death	$170,565 (1)	$44,277 (3)	$47,393	(4)	$—	$510,000 (1)
Any Other Form of Separation	$680,565 (2)	44,277 (3)	47,393	(4)	—	—

(1)	In the event of death, Mr. Alderson’s heirs would be entitled to his severance benefit of a lump sum payment equal to the discounted present value of 24 monthly payments, each representing 1/12 of his base salary, offset by the amount of proceeds due from Company-provided life insurance policies. The amount included represents the discounted present value of a 24 month payment stream based on his annual salary level as of February 3, 2007 minus $510,000 in death benefits that would be realized from existing Company-provided insurance policies.

(2)	Amount represents the discounted present value of a 24 month continuation of Mr. Alderson’s annual salary, at the rate in effect as of February 3, 2007.

(3)	Amount represents deferred compensation, and related earnings thereon, that would be paid to Mr. Alderson in the event of a future separation from the Company.

(4)	Represents the value of Company payments of premiums related to health insurance for Mr. Alderson and his spouse. The amount has been computed to equal the present value of such payments that will be made until Mr. Alderson reaches the age of 72.

Catherine A. David, President and Chief Operating Officer

In March of 2006, we hired Ms. David as President and Chief Operating Officer of the Company. In connection with her employment, the Compensation Committee approved a letter agreement with Ms. David dated March 20, 2006. The letter agreement provides for certain post-employment benefits in the event of a termination of her employment by us without cause or her resignation for good reason, as defined in the agreement. For purposes of the letter agreement “cause” means the occurrence of violations such as (i) the failure, refusal or inability (other than disability) to perform reasonable and customary duties of the job, (ii) substance abuse, (iii) illegal or gross misconduct, or (iv) felony convictions, or a plea of guilty or nolo contendere related to a misdemeanor involving moral turpitude. “Good reason” would include the following: (i) assignment of duties inconsistent with job position, (ii) a reduction in salary to below certain levels, (iii) a failure by the Company to pay any portion of compensation then currently due, or (iv) a change in control of the Company. Under either of these circumstances, Ms. David would be entitled to severance pay equal to her then-current base salary and continuation of health benefits through COBRA for a period of 12 months. Furthermore, upon a change of control in the Company, Ms. David would be entitled to accelerated vesting on the pro rata portion of her initial grant of 150,000 shares of restricted stock depending upon the time elapsed between her hire date on the date of the change of control. A change in control refers to (i) the sale, transfer or assignment or other disposition of more than 50% of the voting power, (ii) the sale of all or substantially all of the assets of the Company, or (iii) the liquidation or dissolution of the Company. The payment of any such benefits would be subject to Ms. David providing the Company with a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 3, 2007, Ms. David’s payments and benefits have an estimated value of:

			Supplemental				Value of
			Executive				Restricted Stock		Company Provided
	Salary		Retirement Plan		Welfare Benefit		Subject to		Life Insurance
	Continuation		Benefit		Continuation		Acceleration		Proceeds

For Cause	$—		$75,347	(2)	$—		$—		$—
Voluntary Resignation (without Good Reason)	—		75,347	(2)	—		—		—
Death	—		75,347	(2)	—		—		10,000	(4)
Disability	400,000	(1)	75,347	(2)	4,188	(3)	—		—
Without Cause or due to Good Reason	400,000	(1)	75,347	(2)	4,188	(3)	—		—
Without Cause or due to Good Reason after a Change in Control	400,000	(1)	75,347	(2)	4,188	(3)	137,974	(5)	—

(1)	In the event of Ms. David’s employment being terminated without cause, her disability, or her resignation for good reason (including an objection to a change of control event with notice provided timely), Ms. David would be entitled to one-year of salary continuation. The amount shown represents Ms. David’s base salary as of February 3, 2007.

(2)	Amount represents the amount of deferred compensation, and related earnings thereon, that would be paid to Ms. David in the event of her future separation from the Company.

(3)	Amount represents one year’s worth of the portion of health insurance premiums paid by the Company that would continue upon Ms. David’s separation from the Company.

(4)	Amount represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $10,000 in additional life insurance coverage over and above the coverage provided to other employees enrolled in the plan.

(5)	In the event of a change in control, Ms. David is entitled to receive full vesting on a pro rata portion of her initial grant of 150,000 shares of restricted stock based upon the duration of time between her hire date and the date of the change of control. This amount represents the number of shares that would vest upon a hypothetical change of control occurring on February 3, 2007 multiplied by the market value of our common stock on that date.

Other Executives

We do not have any employment agreements or post-employment benefits arrangements in place for any other named executive officers. While employment agreements have been utilized by us in the past as a means of attracting employees and ensuring retention of key executives, as in the cases of Mr. Alderson and Ms. David, we currently consider the employment of our other named executive officers, and all other senior management, as “at-will” employment providing us or the executive the right to terminate employment with us at any time. Other executives are also entitled to $10,000 in additional life insurance coverage, on the same basis as mentioned in footnote four in the table above pertaining to Ms. David, and to a distribution of their account in the Company’s non-qualified deferred compensation plan upon any cessation of employment. Each executive account balance as of the end of most recently completed fiscal year is shown in the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2006.”

Perquisites

We do not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees.

Other Compensation Matters

Stock Ownership Guidelines

We currently do not have a policy in place stipulating levels of share ownership for executives. The Board of Directors and the Compensation Committee encourage employee stock ownership through the granting of equity compensation and through the Company’s Employee Stock Purchase Plan. Additionally, our Chief Executive Officer, Mr. Alderson, has a material ownership position in the Company. The Board and the Compensation Committee will continue to evaluate the lack of a formal policy and guidelines on executive ownership of Company stock.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the Covered Employees (as defined on page 3 in this Proxy Statement). However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. It is for this reason we seek your re-approval of our 2002 Equity Incentive Plan as one of the proposals at the Annual Meeting (see page 3 of this Proxy Statement).

Report of the Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Form 10-K for the year ended February 3, 2007.

The Compensation Committee

Steven J. Collins
Murray M. Spain
R. Wilson Orr, III

Summary Compensation Table

The following table provides information about all compensation earned in Fiscal 2006 by the individuals who served as Chief Executive Officer during fiscal 2006, Chief Financial Officer and the three other most highly compensated executive officers during fiscal 2006:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
					Option	Incentive Plan	Compensation	Compensation
	Year	Salary	Bonus(2)	Stock Awards(3)	Awards(4)	Compensation	Earnings(5)	(6)	Total
Name and Principal Position	(1)	($)	($)	($)	($)	($)	($)	($)	($)

Robert E. Alderson,	2006	$369,156	$75,050	$—	$40,375	$—	$—	$745,679	$1,230,260
Chief Executive Officer
Catherine A. David,	2006	350,550	300,050	190,575	—	—	—	27,878	869,053
President and Chief Operating Officer
W. Michael Madden,	2006	188,942	75,050	—	16,150	—	—	15,156	295,298
Vice President and Chief Financial Officer
Jack E. Lewis,	2006	11,332	—	—	—	—	—	376,626	387,958
Former President and Chief Executive Officer(7)
Reynolds C	2006	76,161	56,497	—	—	—	—	10,146	142,804
Faulkner, Former Executive Vice President and Chief Financial Officer(8)
Dwayne F. Cochran,	2006	228,750	—	—	—	—	—	3,135	231,885
Former Executive Vice President and Director of Stores(9)

(1)	Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2006 represented 53 weeks ending on February 3, 2007. Therefore, the numbers included in this table reflect 53 weeks of activity.

(2)	Bonus dollars included in this column represent only those bonuses that were discretionary. Ms. David was hired on March 22, 2006. In connection with her employment, she received a signing bonus of $100,000, and $200,000 of her fiscal 2006 bonus opportunity was guaranteed. Messrs. Alderson, Madden and Faulkner each received or earned bonuses granted by the Compensation Committee of the Board that were discretionary. Also included within this column, we gave an annual bonus of $50 in “Kirkland’s Bucks”, redeemable for merchandise in our stores to all corporate and field leadership employees, including executives.

(3)	Stock awards consist of restricted stock and are valued at the closing price as of the date of the grant. The amount presented equals the compensation cost recognized in the financial statements in the current fiscal year over their applicable requisite service periods and without considering an estimate of forfeitures. There were no restricted stock awards granted in previous years. We use a 5% forfeiture rate for purposes of financial reporting.

(4)	Option awards consist of options to purchase our common stock and are valued under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R using the Black-Scholes valuation technique. See Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007.

(5)	We do not sponsor a Company pension plan. No named executive officer received preferential or above-market earnings on deferred compensation.

(6)	Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table further details these items.

(7)	Mr. Lewis’ employment with the Company terminated effective February 8, 2006.

(8)	Mr. Faulkner resigned from his employment with the Company effective April 30, 2006.

(9)	Mr. Cochran resigned from his employment with the Company effective October 20, 2006.

All Other Compensation

The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table.

Description	Mr. Alderson	Ms. David	Mr. Madden	Mr. Lewis	Mr. Faulkner	Mr. Cochran

401(k) Employer Matching Contribution(1)	$2,904	$—	$2,580	$—	$2,691	$2,904
Deferred Compensation Employer Matching Contribution(2)	—	—	3,559	—	—	—
Post-Employment Benefits Arrangements(3)	727,958	—	—	375,000	—	—
Life Insurance Premiums(4)	3,600	—	—	—	4,251	—
Group Life Insurance(5)	17	15	17	1	4	13
Tax gross-up(6)	—	—	—	—	—	3
Automobile allowance(7)	11,200	10,000	9,000	600	3,200	215
Living Expenses(8)	—	17,863	—	1,025	—	—

Total	$745,679	$27,878	$15,156	$376,626	$10,146	$3,135

(1)	For fiscal 2006, the Board of Directors approved a discretionary matching contribution of 50% of the first 6% of contributions for all eligible employees, including executives.

(2)	For fiscal 2006, the Board of Directors approved a discretionary matching contribution of 50% of the first 6% of contributions for all eligible employees to the 401(k) plan. To the extent such matching contribution was limited due to IRS regulations, a matching contribution was made to our non-qualified deferred compensation plan to provide a combined match (401(k) plan and non-qualified deferred compensation plan) equal to 50% of the first 6% deferred by the employee.

(3)	During the second quarter of fiscal 2006, we entered into an agreement with Mr. Alderson providing for certain severance payments to be made upon a future separation from the Company. The amounts disclosed represent the discounted value of the salary and health benefits continuation Mr. Alderson would receive in the agreement in the event of a cessation of his employment for any reason, assuming that cessation were to occur immediately. During February 2006, Mr. Lewis’ employment with the Company terminated. Upon this event, Mr. Lewis was entitled to one year’s salary, or $375,000, pursuant to his employment arrangement.

(4)	We pay life insurance premiums for Mr. Alderson, and had provided Mr. Faulkner with certain life insurance benefits prior to his resignation from the Company.

(5)	We provide a certain amount of life insurance coverage for all employees covered by our health insurance plan. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.

(6)	We provided a tax gross-up amount for the adjustment to the compensation of Mr. Cochran related to the personal use of Company owned automobile.

(7)	One named executive officer, Mr. Cochran, was provided the use of a Company owned vehicle. We have computed the value of the automobile to Mr. Cochran using the automobile lease valuation rule provided for in Internal Revenue Code Section 1.61. All other executives were provided with a monthly automobile allowance related to the use of their personal vehicle.

(8)	During parts of fiscal 2006, Ms. David and Mr. Lewis were provided with the use of a corporate apartment in Jackson, Tennessee.

Grants of Plan Based Awards

The following table provides information about grants of plan based awards made during fiscal 2006 to each of the executive officers named in our Summary Compensation Table.

All
								Other	All
								Stock	Other		Grant
								Awards:	Option		Date
								Number	Awards:		Fair
								of	Number	Exercise	Value
		Estimated Future Payouts						Shares	of	or Base	of Stock
		Under Non-Equity Incentive			Estimated Future Payouts			of	Securities	Price of	and
		Plan Awards(1)			Under Incentive Plan Awards(2)			Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(5)

Robert E. Alderson	5/9/2006	—	—	—	—	—	—	—	50,000	$6.54	$161,500
Catherine A. David	3/27/2006	—	—	—	—	—	—	150,000	—	—	$1,089,000
Catherine A. David	3/27/2006	—	—	—	—	100,000	100,000	—	—	—	$726,000
W. Michael Madden	5/9/2006	—	—	—	—	—	—	—	20,000	$6.54	$64,600
Jack E. Lewis	—	—	—	—	—	—	—	—	—	—	—
Reynolds C. Faulkner	—	—	—	—	—	—	—	—	—	—	—
Dwayne F. Cochran	5/9/2006	—	—	—	—	—	—		25,000	$6.54	$80,750

(1)	Estimated future payouts under Non-Equity Incentive Plan awards consist of each executive’s individual performance component of their bonus. For fiscal 2006, Mr. Alderson, Ms. David and Mr. Madden’s bonus targets were all based upon Company performance goals. Mr. Lewis, Mr. Faulkner and Mr. Cochran were no longer employed by the Company as of February 3, 2007 and therefore not eligible for bonus consideration for fiscal 2006.

(2)	Estimated future payouts under equity incentive plan awards relate to those equity awards tied to the achievement of performance conditions. Ms. David received an award of 100,000 restricted stock units that will vest and become nonforfeitable only upon the achievement of a specified performance condition. All other equity awards were based on service periods.

(3)	The restricted stock award to Ms. David for 150,000 shares of Common Stock vests in total on the fifth anniversary of the date of the grant. This grant is not subject to any performance criteria except that upon attainment of a specified Company target earnings per share for any given fiscal year completed prior to the fifth anniversary of the grant date, the vesting of the shares would accelerate fully.

(4)	Options granted during fiscal 2006 to Mr. Alderson, Mr. Madden, and Mr. Cochran vest over a three year period of service from the grant date. The options will vest and become exercisable with respect to 33.33% of the options on the first anniversary of the grant date with an additional 8.33% vesting on the last day of each of the next eight calendar quarters and expiring on the tenth anniversary of the grant date. Mr. Cochran resigned from the Company in October 2006, and his options were forfeited.

(5)	Fair value for option awards has been determined pursuant to SFAS No. 123R using the Black-Scholes option valuation model as of the grant date. Assumptions used for the award of stock options to Messrs. Alderson, Madden and Cochran on May 9, 2006 were an expected life of 6 years, expected volatility of 43.3%, a risk free interest rate of 5.08%, and no expected dividends. This resulted in a fair value per option share of $3.23. Ms. David did not receive an option award during fiscal 2006. The restricted stock and restricted stock unit awards with respect to 250,000 shares of Common Stock granted to Ms. David during fiscal 2006 have been valued as of the service inception date based on the closing stock price on that date, which was $7.26.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information about the outstanding equity awards as of February 3, 2007 for the executive officers named in our Summary Compensation Table.

	Option Awards(1)					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
			Equity					Awards:	or Payout
			Incentive					Number of	Value of
			Plan Awards:				Market	Unearned	Unearned
			Number of			Number of	Value of	Shares,	Shares,
			Securities			Shares or	Shares or	Units or	Units or
	Number of Securities		Underlying			Units of	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option		Stock that	Stock that	Rights	Rights
	Options		Unearned	Exercise	Option	have not	have not	that have	that have
	(#)		Options	Price	Expiration	Vested	Vested	not Vested	not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Robert E. Alderson(2)	137,457	—	—	$1.29	11/26/2011	—	—	—	—
	—	50,000	—	$6.54	5/8/2016
Catherine A. David(3)	—	—	—	—	—	150,000	$780,000	100,000	$520,000
W. Michael Madden(4)	3,299	—	—	$1.29	11/26/2011	—	—	—	—
	5,000	—	—	$18.55	8/27/2013
	16,665	8,335	—	$10.90	3/1/2015
	—	20,000	—	$6.54	5/8/2016
Jack E. Lewis(5)	—	—	—	—	—	—	—	—	—
Reynolds C. Faulkner(5)	—	—	—	—	—	—	—	—	—
Dwayne F. Cochran(5)	—	—	—	—	—	—	—	—	—

(1)	Unless otherwise set forth in this Proxy Statement, all options vest according to the following schedule: 33.33% vesting on the first anniversary of the grant date and an additional 8.33% at the end of each of the following eight calendar quarters and expire on the tenth anniversary of the grant date.

(2)	Mr. Alderson was awarded 137,457 options on November 27, 2001 under our 1996 Executive Incentive and Non-Qualified Stock Option Plan. Mr. Alderson was also awarded 50,000 options on May 8, 2006 under our 2002 Equity Incentive Plan.

(3)	Ms. David was granted 150,000 shares of restricted stock on March 26, 2006 under our 2002 Equity Incentive Plan. This restricted stock has a five-year “cliff” vesting schedule, subject to a 100% vesting acceleration upon attainment of a specific Company earnings performance target. Ms. David was also granted 100,000 restricted stock units (RSUs) which vest only upon the attainment of a specific Company earnings performance target.

(4)	Mr. Madden was awarded 3,299 options on November 27, 2001 under our 1996 Executive Incentive and Non-Qualified Stock Option Plan. Mr. Madden was granted 5,000 options on August 27, 2003 under our 2002 Equity Incentive Plan. Mr. Madden was granted 25,000 options on March 1, 2005 under our 2002 Equity Incentive Plan. Mr. Madden was granted 20,000 options on May 8, 2006 under our 2002 Equity Incentive Plan.

(5)	Messrs. Lewis, Faulkner, and Cochran were no longer employed with us as of February 3, 2007 (our fiscal year end), and as such have either exercised or forfeited all outstanding equity awards as of their last day of employment with the Company.

Option Exercises and Stock Vested during Fiscal Year 2006

The following table provides information about options and other derivative security exercises by, and stock awards vested to each of the executive officers named in our Summary Compensation Table.

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert E. Alderson	—	—	—	—
Catherine A. David	—	—	—	—
W. Michael Madden	—	—	—	—
Jack E. Lewis	—	—	—	—
Reynolds C. Faulkner	54,983	$315,602	—	—
Dwayne F. Cochran	—	—	—	—

Nonqualified Deferred Compensation for Fiscal Year 2006

The following table provides information about defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified by each of the executive officers named in our summary compensation table:

		Executive	Registrant		Aggregate	Aggregate Balance
		Contribution in	Contributions in	Aggregate Earnings	Withdrawals/	at Last Fiscal Year
		Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	End
Name	Plan/Agreement	($)(2)	($)(3)	($)	($)	($)

Robert E. Alderson	Deferred compensation	$—	$—	$1,888	$—	$44,277
	Guaranteed severance benefit(1)	—	680,565	—	—	680,565

	Total	$—	$680,565	$1,888	$—	$724,842
Catherine A. David	Deferred compensation	68,813	—	6,534	—	75,347
W. Michael Madden	Deferred compensation	9,479	3,559	1,590	—	18,987
Jack E. Lewis	—	—	—	—	—	—
Reynolds C. Faulkner	Deferred compensation	7,000	—	4,608	68,578	—
Dwayne F. Cochran	Deferred compensation	15,816	—	1,350	—	35,417

(1)	In May 2006, we entered into a letter agreement with Mr. Alderson providing for certain guaranteed severance and health benefits upon his separation from the company. The amount included in the registrant contribution column reflects the discounted present value of the guaranteed severance benefit granted to Mr. Alderson through this letter agreement.

(2)	The amounts in this column are also included in the Summary Compensation Table, in the salary column.

(3)	The amounts in this column are also included in the Summary Compensation Table, in the All Other Compensation column. These amounts are also separately identified in the All Other Compensation table.

VII. RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.

A “Related Person” includes any of our executive officers, directors or director nominees, any stockholder owning in excess of five percent of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of the Policy; or

•	the chair of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

During fiscal 2006, we identified the following related party activity, which has been previously approved by the Audit Committee:

Real Estate Lease

In March 2004, Kirkland’s Stores, Inc. entered into a lease for 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee. The property is owned by Westside Venture, a joint venture in which Carl Kirkland, a member of our Board of Directors, and Robert Alderson, our Chief Executive Officer and member of our Board of Directors, hold minority equity positions. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2006, the Company paid total rent and ancillary charges under the lease of $164,656. This lease has been reviewed and approved by our Board and Audit Committee. Management considers the terms of this lease to be at arms length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

VIII. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2006, all Reporting Persons were in compliance except that one report reporting one transaction was untimely filed by Reynolds C. Faulkner, our former Executive Vice President and Chief Financial Officer.

Independent Auditors

The Audit Committee has selected Ernst & Young LLP (“E&Y”) to be the Company’s independent auditors for fiscal 2007. Representatives of E&Y are expected to be present at the annual meeting on June 4, 2007 and will be available to respond to appropriate questions at that time.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with E&Y, our independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from E&Y as required by Independence Standards Board Standard No. 1, and has discussed its independence with E&Y.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended February 3, 2007.

The Audit Committee

R. Wilson Orr, III, Chairman
Ralph T. Parks
Murray M. Spain

Audit Fees

The aggregate fees billed for services rendered by our current independent public accountants, E&Y during fiscal 2006 and our predecessor independent public accountants, PricewaterhouseCoopers LLP (“PwC”) during fiscal 2005, were as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1):	$521,260	$795,954
Audit-Related Fees(2):	—	49,600
Tax Fees(3):	—	128,179
All Other Fees(4):	—	1,500

TOTAL	$521,260	$975,233

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, and the audit of management’s assessment of internal control over financial 0reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultation on financial accounting and reporting related matters.

(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)	All Other Fees consist of fees billed for all other services.

Pre-Approval Policy

The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General

Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent public accountants in order to assure that the provision of such services does not impair the independent public accountants’ independence. Unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level requires specific pre-approval by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent public accountants reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent public accountants. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit Committee believes that the independent public accountants can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent public accountants. However, the Audit Committee will not permit the retention of the independent public accountants in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services

Any services to be performed by the independent public accountants not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent public accountants are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

Shareholder Proposals for the 2008 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2008 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2008 Annual Meeting or any other proposal for consideration at the 2008 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 6, 2008 and April 7, 2008.

In addition to being able to present proposals for consideration at the 2007 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2008 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than January 7, 2008, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2008 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2008 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between March 6, 2008 and April 7, 2008 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 805 N. Parkway, Jackson, TN 38305, Attention: Lowell E. Pugh II, Vice President, General Counsel and Secretary.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations ad other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

Lowell E. Pugh II
Vice President,
General Counsel and Secretary

KIRKLAND’S, INC.

Proxy Solicited On Behalf Of The Board Of Directors

The undersigned, revoking all previous proxies, hereby appoints Robert E. Alderson and Lowell E. Pugh, II and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Kirkland’s, Inc. to be held on June 4, 2007, and at any adjournment or postponement thereof.

1.	Election of Directors:

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2010 Annual Meeting: Murray M. Spain Ralph T. Parks

2.	Re-approval of the 2002 Equity Incentive Plan:

☐ FOR                    ☐ AGAINST                    ☐  ABSTAIN

  (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

Please date and sign our Proxy on the reverse side and return it promptly.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, AND “FOR” THE RE-APPROVAL OF THE 2002 EQUITY INCENTIVE PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY. COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.
Signature of Shareholder
Signature of Shareholder

Date: _ _

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.